Exhibit 99.1

FOR IMMEDIATE RELEASE

May 9, 2007

MILLENNIUM BANKSHARES REPORTS FIRST QUARTER RESULTS

Reston, VA – May 9, 2007 – Millennium Bankshares Corporation (Nasdaq: MBVA) today announced net income of $581,000 for the quarter ended March 31, 2007, or $0.06 per diluted share, versus net income of $827,000, or $0.09 per diluted share, for the same period in 2006. The 30% decline in revenue is attributable primarily to an 86 basis point decline in net interest margin between the two periods coupled with a higher provision for loan loss, which coincides with negative trends in asset quality. Return on average assets and return on average equity for the quarter ended March 31, 2007 were 0.41% and 4.98%, respectively, as compared to 0.80% and 6.98% for the same period in 2006.

“While we are disappointed in our quarterly results and acknowledge that we still have work to do to clean up our residential held for sale portfolio, we believe our current strategic focus on core banking activities will improve shareholder value in the long term, “ stated Dale G. Phelps, Interim President and CEO. “We also look forward to the leadership and vision to be provided by Richard Linhart, who will assume his duties as President and Chief Executive Officer in mid July 2007, as previously announced.”

Balance Sheet Overview

Comparing March 31, 2007 to December 31, 2006, investments increased 17% as the Company executed an investment leveraging strategy, funded by FHLB advances, designed to further improve its overall risk profile. Net loans increased just 2%, as production did not keep pace with runoff. Loans held for sale decreased by $15.4 million as the previously announced wind-down of the mortgage operations continued. The nonperforming assets to total assets ratio increased dramatically at March 31, 2007 and was reflective of the previously announced problems identified in the subprime sector of the held for sale portfolio and the addition of $4.0 million in credits, all to one borrower, which we believe are well secured by commercial real estate collateral. Nonperforming assets at March 31, 2007 included $5.3 million in residential loans held for sale that are past due 90 days or more. During the quarter, $5.8 million in residential loans, which were originated and sold in 2006, were repurchased due to early payment defaults. Included in the carrying value of held for sale loans at March 31, 2007, were $5.9 million in reserves which we believe are adequate to absorb any potential losses that may be incurred in the held for sale portfolio. Total deposits decreased by 12% while borrowings increased by $26.7 million, as the Company actively allowed the runoff of higher cost certificates of deposit in an effort to stabilize its net interest margin. The Company’s ratio of equity to assets stood at 8.69% at March 31, 2007, up from 8.04% at December 31, 2006.

Non-GAAP Presentations

This press release also refers to the efficiency ratio, which is computed by dividing noninterest expense by the sum of fully taxable equivalent net interest income and noninterest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operating efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently.

Forward-Looking Statements

This news release contains comments, information and guidance that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include a failure to maintain effective systems of internal and disclosure control, management changes, changes in estimates regarding loss exposure from the wind down of mortgage operations and subsequent disposition of remaining held for sale loans, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies and litigation; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Millennium Bankshares with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006. Millennium Bankshares undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Millennium Bankshares

Millennium Bankshares Corporation is a financial holding company headquartered in Reston, Virginia. It was incorporated in 1998 and began operations in April 1999. Millennium provides commercial and consumer banking services through Millennium Bank, National Association. Millennium Bank is a nationally chartered community bank with six banking offices – four in Northern Virginia (Reston, Great Falls, Herndon and Warrenton) and two in Richmond, Virginia (Broad Street and Colonial Heights). The bank provides a broad range of commercial and retail banking services designed to meet the needs of businesses and consumers in the communities it serves. The Company’s internet address is www. millenniumbankshares.com.

Contacts:

Dale G. Phelps, Interim President and CEO

(703) 464-1962

Millennium Bankshares Corporation
Financial Highlights
(Unaudited)

	Three Months Ended
(Dollars in thousands, except per share data)	March 31,		%
	2007	2006	Change
Operations
Interest income (1)	$8,501	$6,243	36.2
Interest expense (1)	5,626	3,237	73.8
Net interest income	2,875	3,006	(4.4)
Provision for loan losses (1)	255	-	-
Net interest income after provision
for loan losses	2,620	3,006	(12.8)
Other income (loss)(1)	371	390	(4.9)
Operating expense (1)	2,521	2,544	(0.9)
Income (loss) from continuing operations before income taxes	470	852	(44.8)
Income tax expense (1)	(3)	174	(101.7)
Income (loss) from continuing operations	473	678	(30.2)
Income (loss) from discontinued operations (net of tax)	108	149	(27.5)
Net income	581	827	(29.7)

Per Share Data
Basic earnings per share from continuing operations	0.05	0.08	(37.5)
Diluted earnings per share from continuing operations	0.05	0.07	(28.6)
Basic earnings per share from discontinued operations	0.01	0.02	(50.0)
Diluted earnings per share from discontinued operations	0.01	0.02	(50.0)
Basic earnings per share	0.07	0.09	(22.2)
Diluted earnings per share	0.06	0.09	(33.3)
Book value per share	5.43	5.44	(0.2)
Closing stock price	10.23	9.17	11.6
Weighed average shares-Basic	8,926,291	8,872,914
Weighted average shares-Diluted	9,188,009	9,105,442

Selected Average Balance Sheet Data
Investments	186,377	135,500	37.5
Loans, net (including loans held for sale)	327,324	262,431	24.7
Total assets	568,218	419,676	35.4
Deposits	453,556	289,918	56.4
Borrowings	61,649	79,806	(22.8)
Shareholders' equity	47,333	48,078	(1.5)

Performance Ratios
Return on average assets	0.41%	0.80%
Return on average equity	4.98%	6.98%
Net interest margin	2.42%	3.28%
Efficiency ratio	72.06%	71.67%
Nonperforming assets to total assets	2.51%	0.13%
Net charge-offs to average loans	(0.01)%	(0.01)%
Allowance for loan losses to loans held for investment	1.22%	1.29%

	March 31,	December 31,
Selected Balance Sheet Data	2007	2006
Investments	196,534	172,703	13.8
Loans, net of allowance for loan losses	300,324	295,057	1.8
Loans, held for sale	22,338	37,728	(40.8)
Total assets	557,381	591,542	(5.8)
Deposits	423,016	482,729	(12.4)
Borrowings	82,617	55,900	47.8
Shareholders' equity	48,433	47,552	1.9

(1) Conforms prior period for discontinued operations presentation